SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
 (Amendment No.  )

Filed by the Registrant ☐
Filed by a Party other than the Registrant  ☑
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Joint Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material Under Rule 14a-12

PIMCO Income Strategy Fund II
(Name of Registrant as Specified in its Charter) Brigade Leveraged Capital Structures Fund Ltd. Brigade Capital Management, LP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
☐

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 14, 2014, Brigade Capital Management, LP gave a presentation to Institutional Shareholder Services (ISS). Slides for the presentation to ISS are attached hereto.

PIMCO Income Strategy Fund PIMCO Income Strategy Fund II Proxy Contest for Preferred Shares Trustees July 14, 2014 Presentation to ISS Brigade Capital Management, LP.

Background Brigade is proposing to nominate candidates for two seats on the board of trustees of PIMCO Income Strategy Fund (“PFL” or a “Fund”) and one seat on the board of trustees of PIMCO Income Strategy Fund II (“PFN” or a “Fund”). If elected, Brigade’s nominees would comprise two of eight board members at each Fund. Brigade is the second largest holder of each Fund’s auction rate preferred shares (“the “Preferred Shares” or the “ARPs”). Brigade’s nomination relates only to the Preferred Shares trustee seats. The holders of Preferred Shares are entitled to two seats on the board of each Fund. At the last annual meeting, Brigade’s nominee Alan Bruce Miller was elected by an overwhelming vote of the holders of Preferred Shares and continues to serve on the PFN board. *

Brigade Capital Management, LP. (“Brigade”) Brigade is an asset management firm specializing in high yield and distressed debt investing with over $16 billion of assets under management. Brigade specializes in credit investing. It seeks long term growth of capital throughout market environments with a strong focus on capital preservation. As of May 30, 2014, Brigade (together with its affiliates) beneficially owned 1,669 PFN Preferred Shares (25.9%) and 1,037 PFL Preferred Shares (32.8%), making it the second largest holder of Preferred Shares of each of the Funds. *

PIMCO Funds PIMCO Income Strategy Fund (PFL) and PIMCO Income Strategy Fund II (PFN) Description: Seek high current income, consistent with capital preservation. Fund Highlights: Ordinarily invest in a diversified portfolio of floating and/or fixed-rate debt instruments. Flexibility: Have the flexibility to allocate assets in varying proportions among floating- and fixed-rate debt instruments, as well as among investment-grade and non-investment-grade securities; may choose to focus more heavily or exclusively on either asset class or rating quality at any time, based on assessments of relative values, market conditions and other factors. Fund Assets (as of 31 Jan 2014) PFL Net assets to common holders $298.4mn Preferred $78.9mn Total $377.3mn Source: www.Allianzinvestors.com * PFN Net assets to common holders $620.0mn Preferred $161.0mn Total $786.5mn

Reason for Solicitation Despite attractive alternative sources of financing, neither PFL nor PFN have taken meaningful steps to redeem the Preferred Shares for several years. The Funds’ failure to redeem the Preferred Shares is in stark contrast to ARP redemptions effected by other taxable closed end funds. The Funds continue to flaunt good corporate governance. Among other things, the Funds have classified boards and plurality voting without director resignation policies. The Trustees are entitled to increase the size of the Boards between shareholder meetings and fill the vacancy created by such increase. The Funds have stated in their joint proxy that even if Brigade’s nominees were to be elected, they may consider expanding the size of the PFL board and add the losing trustee nominee of PFL back on the board as they have done previously. If elected, the Brigade nominees would advocate for a more robust evaluation of alternatives for redeeming ARPs, especially given recent events and changes in the economic environment (including the availability of relatively inexpensive leverage alternatives). *

Economics of ARPs redemption The Auction Rate Preferred Securities (ARPs / AMPs ) currently pay interest at the PENALTY rate: Maximum (7-day LIBOR +125bp, 7-day LIBOR *1.50). The Funds’ financing cost is among the highest across the peer group. PFN’s and PFL’s penalty rate formula is different from other ARPs, and results in a higher rate. While there is no legally binding maturity date, in Brigade’s view it will be prohibitively costly to keep these ARPs outstanding, especially once LIBOR rises over 2.50% (March 2017 according to current forwards). A ratings trigger could make this even more expensive. Shorter-maturity financing is available at lower rates. Competitors fund between LIBOR + 20bp and LIBOR + 85bp using revolving credit facilities. Reverse Repo facilities are also common, and do not count towards 1940 Act leverage requirements. *

Economics of ARPs redemption (contd.) Many competitors have redeemed their ARPs (either completely or substantially), because of the alternative lower-cost financing available and the dysfunctional ARPs market. Longer-term financing is available at SIMILAR rates. Eaton Vance issued 3yr Preferred Shares (VRTP). Invesco also uses 3yr VRTP. *

Overall ARPs Redemptions Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. *

Closed-End Fund ARPs Redemptions Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. *

ARPs redemptions - Investment Advisor Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. As of May 2013, more than 89% of ARPs issued by taxable closed-end funds have been redeemed or are pending. (*Note: latest data is not readily available due to discontinuation of The Investors Guide to Closed-End Funds). In comparison, on average only 35% of ARPs in funds managed by Allianz Global Investors and Pacific Investment Management Company LLC have been redeemed, with NO redemptions at PFL or PFN since FY2009. *

Selective Comparable Fund Families Most other competitors (except Eaton Vance) do not currently use ARPs. Even Eaton Vance has redeemed 80% of their ARPs. Some Eaton Vance funds have replaced 100% of ARPs with other forms of financing. A REFINANCING AND A REDEMPTION OR REPURCHASE OF THE ARPs WOULD, IN OUR OPINION, REDUCE FINANCING COSTS AND INCREASE BOOK VALUE AND EARNINGS TO COMMON SHAREHOLDERS. *

Case 1: Western Asset Western Asset Premier Bond Fund Recommends Shareholders of Auction Rate Preferred Shares (“ARPS”) Approve Amendments to Bylaws to Facilitate Issuer Tender Offer for ARPS NEW YORK, March 21, 2014 - Western Asset Premier Bond Fund (NYSE:WEA) today announced that the Board of Trustees of the fund has authorized and recommended amendments to the fund’s bylaws that, if approved by holders of the fund’s ARPS, would facilitate an issuer tender offer for the fund’s outstanding ARPS. If the proposed bylaw amendments are approved by holders of the fund’s ARPS, and other conditions are satisfied, the fund intends to subsequently conduct an issuer tender offer for up to 100% of its outstanding ARPS at a price equal to 97% of the liquidation preference of $25,000 per share, or $24,250, plus accrued and unpaid dividends thereon through the expiration of the tender offer. The fund expects to announce additional details, including the timing of the tender offer, if any, as soon as practicable. It is expected that the fund’s tender offer, if commenced, would contain a number of conditions, including a condition related to the fund’s ability to close upon a secured credit facility and borrow a sufficient amount to replace the ARPS accepted in the tender offer. Certain other conditions and terms would be set forth in the fund’s tender offer materials when they are filed and become available. There can be no assurance that the holders of the ARPS will approve the proposed bylaw amendments, that the fund will enter into a definitive credit facility or borrow thereunder or that any ARPS will be purchased. It is anticipated that, if the proposed bylaw amendments are approved and other conditions are met, the fund would likely commence the tender offer for its ARPS beginning in the second quarter of this year. If the bylaw amendments are approved and the tender offer is completed, the fund expects to obtain investment leverage from borrowing under a secured variable rate twelve-month credit facility. Based on applicable interest rates as of March 20, 2014, the annualized interest rate payable under the currently expected terms of the credit facility would have been greater than the annualized dividend rates then payable on the ARPS in a material way. The final terms of any credit facility and applicable interest rates could change between now and any borrowing by the fund. If the fund engages in the tender offer and obtains investment leverage by borrowing under a credit facility, the fund currently expects to seek to continually renew or replace the credit facility at the end of a term as long as management believes renewal or replacement is appropriate for the fund. It is possible that, in the future, any credit facility the fund enters into may become more or less expensive relative to the dividend rate that would be paid under the terms of the ARPS, or may become unavailable on terms that are acceptable to the fund. In addition, the Board of Trustees of the fund has amended the fund’s bylaws to clarify that the fund’s annual meeting may be set for any date within the timeframes permitted by any national securities exchange on which the fund’s shares principally trade. This amendment did not require shareholder approval. The date of the fund’s 2014 annual meeting has not yet been set. Source: Business Wire (emphasis added) *

Case 2: Pioneer Investments Pioneer Investments Announces At-Par Redemption of All Outstanding Auction Market Preferred Shares of Pioneer High Income Trust BOSTON -- February 11, 2014 Pioneer Investments announced today that Pioneer High Income Trust (NYSE: PHT) plans to redeem all of its outstanding auction market preferred shares (“AMPS”). The fund’s Board of Trustees has authorized a separate third-party debt facility and the redemption of the fund’s outstanding AMPS. The facility will be used to replace the fund’s outstanding AMPS as a form of leverage. Shares of each series of the fund’s outstanding AMPS will be redeemed in accordance with the schedule below. The redemption price will be equal to the liquidation preference per share (sometimes referred to as “at par”) of each series of AMPS, plus accumulated but unpaid dividends as of the applicable redemption date. After the refinancing is completed, the fund will continue to employ financial leverage for investment purposes. At this time, Pioneer does not expect the refinancing to affect the fund’s monthly distribution rate per common share. Closed-end funds, unlike open-end funds, are not continuously offered. There is a one-time public offering and once issued, shares of closed-end funds are bought and sold in the open market through a stock exchange and frequently trade at prices lower than their net asset value. Net asset value (NAV) is total assets less total liabilities divided by the number of common shares outstanding.   Source: Business Wire *

Case 3: BlackRock BlackRock Closed-End Term Trusts Review of Liquidity for Outstanding Auction Rate Preferred Shares New York, November 7, 2013 – BlackRock currently has five closed-end funds with auction rate preferred shares (“ARPS”) outstanding, BlackRock Municipal 2018 Term Trust (NYSE: BPK), BlackRock California Municipal 2018 Term Trust (NYSE: BJZ), BlackRock New York Municipal 2018 Term Trust (NYSE: BLH), BlackRock Municipal 2020 Term Trust (NYSE: BKK) and BlackRock Florida Municipal 2020 Term Trust (NYSE: BFO) (the “Term Trusts”). The Term Trusts are closed-end funds that have (i) a defined maturity date that sets forth when the Term Trust will liquidate and distribute net assets to investors and (ii) investment objectives to seek to (a) provide current income exempt from regular Federal income tax (and state income tax, as applicable) and (b) return the Term Trust’s initial public offering price per common share to common shareholders on or about the Term Trust’s stated maturity date. With respect to BPK, BJZ and BLH, the stated maturity is on or about December 31, 2018; with respect to BKK and BFO, the stated maturity is on or about December 31, 2020. The initial public offering price target for each Term Trust is $15.00 per common share. Since February 2008, each of the Term Trusts has announced partial redemptions of their respective outstanding ARPS. The partial ARPS redemptions by the Term Trusts, which total $225.8 million in aggregate (including redemptions announced today for BFO, BKK and BPK), were conducted following a comprehensive review by each Term Trust’s Board of Trustees (the “Boards”) of factors including, but not limited to, the current cost, terms and availability of alternative financing for the Term Trusts and the consideration of any potential impact an ARPS-related action may have on a Term Trust’s ability to achieve its investment objectives (including the investment objective of returning the initial public offering price per common share to common shareholders on or about the Term Trust’s stated maturity date). As announced on February 12, 2013, with consideration of these unique factors in the context of each Term Trust’s portfolio and current and projected market conditions, BlackRock and the Boards currently intend to provide liquidity to ARPS holders from time-to-time over the remaining term of each Term Trust consistent with the best interest of each Term Trust and its shareholders. The amount and timing of any such liquidity will likely differ for each Term Trust and are expected to be influenced by, among other factors, the amount and timing of securities held by the Term Trusts that mature at par or are called by their issuers prior to their maturity dates. BlackRock and the Boards continue to actively evaluate options to provide liquidity to ARPS holders and may in the future continue to determine to provide liquidity in advance of a Term Trust’s scheduled maturity date, although there is no guarantee that liquidity will be provided for all or a portion of a particular Term Trust’s ARPS before such time. If liquidity for ARPS is not provided sooner, each Term Trust will provide liquidity for all ARPS then outstanding at its respective maturity date. *

Case 3: BlackRock (contd.) In order to provide additional flexibility for each Term Trust to potentially continue to conduct partial redemptions of ARPS in the future, the Boards today announced an amendment to each Term Trust’s ARPS Statement of Preferences. The amendment eliminates a requirement that 2 precluded partial redemptions of ARPS once the number of ARPS outstanding for a particular series fell below 300 shares. The Boards believe the removal of this requirement is in the best interest of each of the Term Trusts and their shareholders as it seeks to provide additional flexibility to conduct partial redemptions of ARPS in advance of the Term Trust’s maturity, if such redemption is otherwise determined to be consistent with the best interest of each Term Trust and its shareholders. Since February 2008 and inclusive of the ARPS redemptions announced today, BlackRock and the Boards of Directors/Trustees of the BlackRock closed-end funds have been able to provide liquidity of ARPS totaling approximately $9.60 billion across taxable and tax-exempt closed-end funds (approximately 97.7% of the total ARPS then-outstanding). BlackRock will continue to keep market participants and shareholders informed of each Term Trust’s progress to provide liquidity for ARPS via press releases and on BlackRock’s website at www.blackrock.com. Source: BlackRock website (emphasis added) *

Case 4: Eaton Vance Eaton Vance-sponsored Funds have been leaders in providing liquidity to APS holders by replacing APS with alternative sources of Fund leverage. At the time of the auction market failure, 29 Funds had $5.0 billion of outstanding APS. As of February 3, 2014, the Funds have redeemed approximately $4 billion of APS at their liquidation preference amount, reducing the amount of the Funds’ outstanding APS by approximately 80 percent. Actions taken by the Funds to restore liquidity to APS holders include the following: Taxable Income Funds. On April 11, 2008, Eaton Vance Floating-Rate Income Trust (NYSE: EFT), Eaton Vance Senior Floating-Rate Trust (NYSE: EFR), Eaton Vance Credit Opportunities Fund (NYSE: EOE), and Eaton Vance Limited Duration Income Fund (NYSE Amex: EVV) announced that they had secured committed financing to enable the Funds to redeem approximately two-thirds of each of their outstanding APS, or a total of approximately $1.1 billion of APS. EOE completed its partial APS redemption on May 2, 2008, EVV completed its partial APS redemption on May 7, 2008 and EFT and EFR completed their partial APS redemptions on May 27, 2008. A proportionate amount of each series of the Funds’ APS was redeemed. These were the first redemptions by any fund sponsor of taxable income fund APS. EOE redeemed an additional $19.1 million of APS on May 22, 2009 and EFT redeemed an additional $65 million of APS on October 21, 2009. EOE completed the redemption of all its remaining APS, a total of $8 million, on March 12, 2010. EFT redeemed all of its remaining outstanding APS ($80m) on January 13, 2013 using the net proceeds of the private placement of Variable Rate Term Preferred Shares (VRTP Shares). Municipal Income Funds. On April 23, 2008, three municipal income Funds announced that had secured new financing to enable the Funds to redeem $580 million of APS, the first redemptions by any fund sponsor of municipal income fund APS. In subsequent announcements in June, August, October, November and December 2008, an additional 17 municipal income Funds announced APS redemptions, bringing the total amount of municipal income Fund APS redeemed to approximately $1.1 billion. Source: Eaton Vance website (emphasis added) *

Fund’s Nominees Mr. Alan Rappaport: Mr. Rappaport formerly served as Chairman and President of the private banking division of Bank of America and as Vice Chairman of U.S. Trust. He is currently an Advisory Director of an investment banking firm. Mr. Rappaport is a trustee of the funds in the Allianz/PIMCO Fund Complex, which is comprised of sixty-two portfolio companies, as well as a trustee of American Museum of Natural History and NYU Langone Medical Center. There is no evidence to suggest that Mr. Rappaport has advocated steps to provide liquidity to ARP investors. Mr. Bradford Gallagher: Mr. Gallagher is a trustee of the funds in the Allianz/PIMCO Fund Complex, as well as a trustee of Atlantic Maritime Heritage Foundation, and formerly served as the chairman and trustee of Grail Advisors ETF Trust and as a trustee of Nicholas-Applegate Institutional Funds. Mr. Gallagher has experience with financial advisory work, having held senior management positions at Fidelity Investments, and Fidelity Investments Institutional Services Company among others. There is no evidence to suggest that Mr. Gallagher has advocated steps to provide liquidity to ARP investors. *

Brigade’s Nominee – Alan Bruce Miller Allan Bruce Miller co-founded and built the largest bankruptcy, finance and restructuring legal practice in the U.S. during the years between 1969 and 2005 and retired from his position as Senior Partner of Weil, Gotshal & Manges LLP in 2005. He led the restructuring efforts of large cases involving Investors Funding Corporation of New York; Texaco Pennzoil; Federated Department Stores and Macy's; Drexel Burnham Lambert; Braniff World Airways, Continental Airlines, Eastern Airlines, and American Airlines' acquisition of TWA; and Enron Corporation. Mr. Miller has counseled the boards and senior officers of client companies, as well as the officers of lenders, investors and other creditors as to their fiduciary and corporate governance obligations. He has held appointments as an independent member of the boards of directors of various entities since January 1, 2006, including: Trinity Place Holdings Inc.; Allion Healthcare, Inc. and its affiliates; Catalyst Paper Corporation; Eagle Hospitality Properties Trust, Inc. and its affiliates; United Retail Group, Inc. and its affiliates; Friendly Ice Cream Corporation; Big 10 Tire Stores Inc.; Mervyn's Holdings, LLC; Chicago Loop Parking LLC; CEVA Holdings LLC; CEVA Group Plc., and Spanish Broadcasting System, Inc. *

Brigade’s Nominee – Alan Bruce Miller (contd.) Mr. Miller’s presence on the board of PFL would help improve PFL’s corporate governance as Mr. Miller is an accomplished attorney and has extensive experience as a board member on boards of various public and private companies. In addition, Brigade believes that Mr. Miller will bring fresh, independent perspectives and additional insights to the PFL board. *

Brigade’s Nominee – Marti Murray Ms. Murray has thirty years of experience in the financial services industry with specific expertise in the distressed debt and bankruptcy arenas. Ms. Murray began her financial services career at Bank of America where she received formal credit training and was a relationship banker for Fortune 500 companies (including some in financial distress). Ms. Murray was the founder, President and portfolio manager of Murray Capital Management, Inc., an SEC-registered investment advisor specializing in investment strategies in distressed debt, private claims, transitional high yield and special situation equities. Ms. Murray was also the co-founder of Murray & Burnaman, a financial advisory and litigation support firm. Ms. Murray has served as an expert witness in numerous commercial litigations (many of which involved investment advisors) and has been engaged as an expert witness with respect to investment advisors by various governmental agencies. Ms. Murray has previously served on the boards of directors of California Coastal Communities (and its audit and compensation committees) and Recap International (BVI) Ltd. Ms. Murray is currently a Senior Managing Director at Goldin Associates where she leads major financial advisory and litigation support engagements. *

Brigade’s Nominee – Marti Murray (contd.) Ms. Murray’s presence on the boards of the Funds would help improve the Funds’ ability to make financial decisions and the Funds’ financial planning as Ms. Murray has a wealth of financial advisory, financial restructuring and consulting experience, as well as experience from working for credit-focused investment management firms. In addition, Brigade believes that Ms. Murray will bring fresh, independent perspectives and additional insights to the Funds’ boards. *

Conclusion The incumbent Preferred Shares nominees have failed to take steps to address ARP liquidity concerns. Other closed-end funds have taken advantage of alternative financing sources to redeem ARPs, especially in this current historically low interest rate environment. However, there is no evidence that suggests the Preferred Shares nominees proposed by the Funds have taken a lead in ensuring that the Funds redeem their ARPs. As the second largest holder of the Funds’ ARPs, Brigade’s interest is aligned with all other ARP holders. Brigade’s nominees – Mr. Miller and Ms. Murray – have the requisite experience to work with other board members to provide the much needed board oversight that has been missing under the current governance structure. Additionally, the Brigade nominees would advocate for a more robust board evaluation of alternatives for redeeming ARPs. *

APPENDIX

Timeline Nov. 12, 2010 - PFL and PFN, referred to together as the Funds, disclose in their joint 2010 proxy statement that the next annual meeting is anticipated to be held in Dec. 2011. July 14, 2011 - Brigade requests a meeting with the Funds’ CEO to discuss concerns regarding Preferred Shares and to explore financing strategies. Sept. 7, 2011 - Brigade meets with the Funds’ CEO and members of the management team to discuss its views on alternative financing for ARPs and the Funds’ performance. Sept. 21, 2011 - Brigade provides notice to the Funds of its intention to nominate Neal P. Goldman at the 2011 annual meeting of shareholders. Oct. 11, 2011 - The Funds issue a press release stating that the 2011 annual meeting is being rescheduled to July 31, 2012, without any explanation for the 7-month delay. Nov. 11 & 17, 2011 - Brigade sends letters to the Funds stating that the 19-month gap between annual meetings of shareholders violates the Funds’ Bylaws and requests that the 7-month delay be reconsidered. Nov. 21, 2011 - The Funds respond that the July 31, 2012 meeting date was consistent with the Funds' Bylaws and provide no explanation for the 7-month delay. Dec. 1, 2011 - Brigade files a complaint in the Massachusetts Superior Court for Suffolk County seeking declaratory relief, injunctive relief, and specific performance against the Funds on the grounds that the Funds violated their Bylaws by impermissibly delaying the 2011 annual meeting to July 31, 2012. *

Timeline (contd.) Feb. 17, 2012 - The Massachusetts Superior Court finds in favor of Brigade and orders the Funds to hold the annual meeting as soon as possible and to hold future annual meetings within 12 months of the prior annual meeting. The Funds appeal and the case is ultimately transferred to the Supreme Judicial Court of Massachusetts. Mar. 15, 2012 - The decision of the Massachusetts Superior Court is stayed by the Massachusetts Court of Appeals pending further appellate review. July 31, 2012 – Brigade’s nominee Neal P. Goldman is elected as a preferred shares trustee of PFL and PFN. May 3, 2013 - Brigade provides notice to PFN of its intention to nominate Alan B. Miller at the 2013 annual meeting of shareholders. May 6, 2013 - The Supreme Judicial Court of Massachusetts hears oral argument on the Funds’ appeal and later unanimously affirms the Superior Court's decision. In its decision, the Supreme Judicial Court explains that "[t]he right of shareholders to vote for the trustees of a business trust is one of the most important rights arising from stock ownership," and that delaying such an election "diminishes electoral rights by allowing these trustees to become deeply entrenched and to continue to harm the interests of the shareholders. July 31, 2013 - Brigade’s nominee, Mr. Miller, is elected as a Preferred Shares trustee of PFN. *

Timeline (contd.) January 27, 2014 - Mr. Goldman voluntarily resigns as a trustee of PFL and PFN, leaving a Preferred Shares trustee vacancy on each board. April 2014 - At Brigade’s request, Brigade commences discussions with representatives of the Funds, Allianz Global Investors Fund Management LLC and the Funds’ sub-advisor concerning financing alternatives to replace the Preferred Shares. May 2, 2014 - Brigade notifies the Secretary of the Funds of Brigade's intention to nominate Mr. Miller and Ms. Murray for election to the boards of the Funds at the upcoming annual meeting. May 8, 2014 - Brigade enters into a confidentiality agreement with Allianz Global Investors Fund Management LLC and the Funds' sub-advisor to facilitate the continuation of discussions concerning Brigade's proposal that the Funds pursue leverage alternatives for the outstanding Preferred Shares and use the resulting funds to make an issuer tender offer for the Preferred Shares. In the confidentiality agreement, Brigade agrees to withdraw and suspend the nomination of Mr. Miller and Ms. Murray for election to the Funds’ boards at the upcoming annual meeting during a two-week period, which two-week period is subsequently extended to end on June 6, 2014. June 6, 2014 - Discussions between Brigade, Allianz Global Investors Fund Management LLC and the Funds' sub-advisor regarding potential leverage alternatives and a potential issuer tender offer end. *